Exhibit 10.1

General Electric Capital Corporation

901 Main Avenue

Norwalk, Connecticut 06851

July 15, 2015

BRE Imagination Holdco LLC

c/o The Blackstone Group

345 Park Avenue, 42nd Floor

New York, New York 10154

Attention: William Stein and Judy Turchin

Re: Letter Agreement (“Letter Agreement”) detailing certain amendments to the Purchase and Sale Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Purchase and Sale Agreement, dated as of April 10, 2015 (the “Purchase Agreement”), by and among General Electric Capital Corporation, a Delaware corporation (“Seller”, and, in its capacity as the Seller Representative under the Purchase Agreement, the “Seller Representative”), on the one hand, and BRE Imagination Holdco LLC, a Delaware limited liability company, BRE Imagination Germany I LLC, a Delaware limited liability company, and BRE Imagination Germany II LLC, a Delaware limited liability company (collectively, “Purchaser”), on the other hand. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Purchase Agreement.

A.	Certain Equity Assets. The last sentence of Section 1.2(b)(ii) of the Purchase Agreement shall be amended and restated in its entirety as follows:

“Notwithstanding the foregoing, in no event shall the Unadjusted Purchase Prices set forth on Schedule 1 or Schedule 3, as applicable, for the following assets be adjusted pursuant to Section 1.2 or Section 1.4 of this Agreement (and the applicable Unadjusted Purchase Prices set forth on Schedule 1 or Schedule 3, as applicable, shall be included for such assets in the Estimated Initial Equity Purchase Price or the Estimated Initial Deferred Purchase Price, as applicable, without any such further adjustment):

(A) the Purchased Interests on Schedule 1 with respect to the Purchased Entity known as “Martinez Cogen Limited Partnership”;

(B) the Purchased Interests on Schedule 3 with respect to the Purchased Entities known as “Artemis Zweite Grundstücksver-waltungsgesellschaft mbH & Co. Beteiligungs KG”, “Artemis Vierte Grundstücksver-waltungsgesellschaft mbH & Co. Beteiligungs KG”, “Artemis Grundstücksver-waltungsgesellschaft mbH & Co. Beteiligungs KG”, “Artemis Dritte Grundstücksver-waltungsgesellschaft mbH & Co. Beteiligungs KG”, and “Artemis Grundstücksver-waltungsgesellschaft mbH”;

(C) the Purchased Interests on Schedule 3 with respect to the Purchased Entity known as “Petrarca Fondo Comune di Investimento di Tipo Chiuso”; and

(D) the Purchased Interests on Schedule 1 with respect to the Purchased Entity known as “Kimex Retail Land and Development Fund I, LP” (the “Kimco Interest”) (except that, solely with respect to the Equity Asset described in this clause (D), the applicable Unadjusted Purchase Price set forth on Schedule 1 with respect to such Equity Asset shall be (x) increased (on a dollar-for-dollar basis) at the applicable Closing by an amount equal to any capital contributions made by any Seller Party or Affiliate thereof to such Purchased Entity from March 31, 2015 through the applicable Closing Date, and (y) decreased (on a dollar-for-dollar basis) at the applicable Closing by an amount equal to any distribution received by any Seller Party or Affiliate thereof from such Purchased Entity from March 31, 2015 through the applicable Closing Date.”

1

B.	Petrarca. With respect to the Option Purchased Entity known as “Petrarca Fondo Comune di Investimento di Tipe Chiuso”, the reference on Schedule 3 of the Purchase Agreement in the column labeled “Option Unadjusted Asset Purchase Price Amount (EUR)” to “22,400,000” shall be deleted and replaced with EUR “500,000”.

C.	Belgium and Switzerland. The Parties acknowledge and agree that as of the Initial Equity Closing Date, the Properties situated in Belgium and Switzerland shall constitute Deferred Assets for purposes of this Agreement.

D.	Acquisition of Mexican SOFOM. The Seller Parties and the Purchaser Parties agree as follows:

a.	The Purchaser Parties shall acquire the Interests in CRE Administradora de Cartera, S.A. de C.V., SOFOM, ENR (the “SOFOM” and the Interests therein, the “Purchased SOFOM Interests”). The SOFOM shall be treated as a “Purchased Entity” for all purposes of the Purchase Agreement and Purchased SOFOM Interests shall be treated as “Purchased Interests” for all purposes of the Purchase Agreement. Schedules 1, 3.9(a), 3.9(b), 3.9(c) and 5.1(i)(E) to the Purchase Agreement shall be amended to add as additional information relating to the SOFOM and the Purchased SOFOM Interests, as set forth on Schedule B attached hereto, in each case, as if such information had been included on the applicable schedule as of the date of the Purchase Agreement.

b.	The Purchaser Parties shall acquire the Purchased SOFOM Interests in lieu of purchasing the Purchased Commercial Loans set forth on Schedule C (the “SOFOM Loans”) attached hereto and the Unadjusted Purchase Price payable to the Seller Parties with respect to the Purchased SOFOM Interests shall be the amount of the aggregate amount of the Unadjusted Purchase Prices for the SOFOM Loans (which aggregate Unadjusted Purchase Price shall constitute the Unadjusted Purchase Price for the Purchased SOFOM Interests and shall be adjusted in accordance with Section 1.2 and Section 1.4 of the Purchase Agreement).

c.	The acquisition of the SOFOM Interests (the “SOFOM Acquisition”) shall happen prior to the Transfer (by way of factoring) of the Purchased Commercial Loans set forth on Schedule C-2 (the “Non-SOFOM MX Loans”), which Non-SOFOM MX Loans, subject to the conditions set forth in the Purchase Agreement, shall be transferred from the Seller Parties to the SOFOM following the SOFOM Acquisition.

E.	Acquisition of OC Slovakia s.r.o. The Seller Parties and the Purchaser Parties agree as follows:

a.

The Purchaser Parties shall acquire the Interests in OC Slovakia s.r.o. (the “Slovakian SPV” and the Interests therein, the “Slovakian Interests”). The Slovakian SPV shall be treated as a “Purchased Entity” for all purposes of the Purchase Agreement and Slovakian Interests shall be treated as “Purchased Interests” for all purposes of the Purchase Agreement. Schedules 1, 3.9(a), 3.9(b) and 3.9(c) to the Purchase Agreement shall be amended to add as additional information relating to the Slovakian SPV and the Slovakian Interests, as set forth on Schedule B attached hereto, in each case, as if such information had been included on the applicable schedule as of the date of the Purchase Agreement.

b.	The Purchaser Parties shall acquire the Slovakian Interests in lieu of purchasing the Properties described as Euromax – Nitra, Euromax – Poprad, Euromax – Trencin and Euromax - Trnava on Schedule 2 of the Purchase Agreement (the “Slovakian Properties”), and, notwithstanding anything to the contrary in the Purchase Agreement, the Unadjusted Purchase Price payable to the Seller Parties with respect to the Slovakian Interests shall be the amount of €1.

c.	Notwithstanding Section 1.4(a)(iv)(C)(1) of the Purchase Agreement or anything else to the contrary therein, the Seller Parties and Purchaser Parties agree that the intracompany receivables with respect to the Slovakia SPV (the “Slovakian Intracompany Receivables”) shall not be settled at or prior to Closing and shall instead be Transferred (by way of assignment of the applicable loan documentation) to the Purchaser Parties (and such Transfer of the Slovakian Intracompany Receivables and related loan documentation shall constitute an asset Transfer for purposes of the Purchase Agreement, including that (i) the applicable Purchaser Party acquiring such Slovakian Intracompany Receivables and related loan documentation shall be deemed to have made the representations and warranties set forth in Article IV of the Purchase Agreement with respect to the acquisition of such assets and (ii) the applicable Seller Party Transferring such Slovakian Intracompany Receivables and related loan documentation shall be deemed to have made the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.19 and 3.22 of the Purchase Agreement with respect to the Transfer of such assets). The aggregate purchase price for the Slovakian Intracompany Receivables shall be equal to the aggregate amount of the Unadjusted Purchase Prices for the Slovakian Properties (which aggregate Unadjusted Purchase Prices shall be adjusted in accordance with Section 1.2 and Section 1.4 of the Purchase Agreement)

d.	The Parties acknowledge and agree that, for U.S. federal income Tax purposes (and, where applicable, state, local, and foreign Tax purposes): (i) the applicable Purchaser Party of the Slovakian Intracompany Receivables shall be treated as purchasing, and GE Capital Eireann Funding I shall be treated as selling, all rights, interest and obligations of GE Capital Eireann Funding I under that certain Revolving Credit Agreement, dated December 27, 2013 for an amount equal to €58,345,562; and (ii) the Transfer of the Purchaser Interests in Slovakia SPV shall be treated as a transaction governed by Rev. Rul. 99-6, whereby each of GE Capital Investment Holding B.V. and GE Real Estate Czech Republic s.r.o. are treated as selling interests in Slovakia SPV for €1 and the applicable Purchaser Party acquiring the Purchased Interests in Slovakia SPV is treated as acquiring the assets of Slovakia SPV from each of GE Capital Investment Holding B.V. and GE Real Estate Czech Republic s.r.o.

F.	Acquisition of GE Real Estate Developments Limited. The Seller Parties and the Purchaser Parties agree as follows:

a.

The Purchaser Parties shall acquire the Interests in GE Real Estate Developments Limited (the “GERED” and the Interests therein, the “GERED Interests”). The GERED shall be treated as a “Purchased Entity” for all purposes of the Purchase Agreement and the GERED Interests shall be treated as “Purchased Interests” for all purposes of the Purchase Agreement. Schedules 1, 3.9(a), 3.9(b) and 3.9(c) to the Purchase Agreement shall be amended to add as additional information relating to the GERED and the GERED Interests, as set forth on Schedule B attached hereto, in each case, as if such information had been included on the applicable schedule as of the date of the Purchase Agreement.

b.	The Purchaser Parties shall acquire the GERED Interests in lieu of purchasing the Property described as REUK London EC4 98 Fetter Lane & 12 Norwich Street on Schedule 2 of the Purchase Agreement (the “Fetter Lane Property”). The Unadjusted Purchase Prices payable to the Seller Parties with respect to the GERED Interests, respectively, shall be the amount of the aggregate amount of the Unadjusted Purchase Price for the Fetter Lane Property (which aggregate Unadjusted Purchase Price shall constitute the Unadjusted Purchase Price for the GERED Interests and shall be adjusted in accordance with Section 1.2 and Section 1.4 of the Purchase Agreement). For the avoidance of doubt, the Property described as REUK Croydon 57 Croydon Road (Paynes Poppets) on Schedule 2 of the Purchase Agreement shall be Transferred to the Purchaser Parties prior to the acquisition of the GERED Interests by the Purchaser Parties.

G.	Acquisition of Soldeva Grupo de Inversiones. The Seller Parties and the Purchaser Parties agree as follows:

a.	The Purchaser Parties shall acquire the Interests in Soldeva Grupo de Inversiones 2006, S.L. (“Soldeva” and the Interests therein, the “Soldeva Interests”). Soldeva shall be treated as a “Purchased Entity” for all purposes of the Purchase Agreement and the Soldeva Interests shall be treated as “Purchased Interests” for all purposes of the Purchase Agreement. Schedules 1, 3.9(a), 3.9(b) and 3.9(c) to the Purchase Agreement shall be amended to add as additional information relating to Soldeva and the Soldeva Interests, as set forth on Schedule B attached hereto, in each case, as if such information had been included on the applicable schedule as of the date of the Purchase Agreement.

b.	The Purchaser Parties shall acquire the Soldeva Interests in lieu of purchasing the Property described as “Cortefiel-Aranjuez, Sector XI (78064001); Paseo del Deleite, s/n, Aranjuez, ESP” on Schedule 2 of the Purchase Agreement (the “Soldeva Property”). The Unadjusted Purchase Prices payable to the Seller Parties with respect to the Soldeva Interests, respectively, shall be the amount of the amount of the Unadjusted Purchase Price for the Soldeva Property (which Unadjusted Purchase Price shall constitute the Unadjusted Purchase Price for the Soldeva Interests and shall be adjusted in accordance with Section 1.2 and Section 1.4 of the Purchase Agreement).

c.

In addition, the Parties acknowledge and agree that Soldeva is currently the plaintiff/claimant in an Action known as “Juicio ordinario 984/2013, First Instance Court n.92 of Madrid” pursuant to which Soldeva has claimed damages from is Lloyd’s Syndicate 4472 (the “Soldeva Proceeding”). The Parties hereby agree that, notwithstanding the Transfer of the Soldeva Interests to applicable Purchaser Party, all right, title and interest relating to the Soldeva Proceeding (and any costs of any kind or proceeding relating thereto) shall be retained by the Seller Parties. In furtherance of the foregoing, within five (5) Business Days following the applicable Closing Date with respect to the Transfer of the Soldeva Interests, Soldeva shall send a written notice to both the court representative (procurador) with respect to the Soldeva Proceeding and the applicable counsel representing Soldeva in connection with the Soldeva Proceeding to inform such Persons of the matters described in this paragraph G.c. For so long as the Soldeva Proceeding remains outstanding, the Seller Parties shall have the full right to determine, in their sole and absolute discretion, all actions to be taken in connection with the Soldeva Proceeding, including, without limitation, litigating, settling, waiving, compromising, appealing, challenging and/or enforcing the claim or parts of the claims related to the Soldeva Proceeding. In addition, in the event that any amounts become payable to Soldeva in connection with the Soldeva Proceeding (whether by judgment, settlement or otherwise), all such amounts (net of any taxes, charges or fees due in connection with the collection thereof) shall be paid to the applicable Seller Party as soon as reasonably practicable and in any event within fourteen days of receipt by Soldeva of such amounts (without deduction). For purposes of clarity, the Seller Parties shall bear all proper costs of any kind arising out of or in connection with the Soldeva Proceeding.

H.	Section 5.5(a). The third sentence of Section 5.5(a) of the Purchase Agreement shall be amended and restated in its entirety as follows:

“Except to the extent provided for in Section 5.5(b), Transfer Taxes arising as a result of the Transactions shall be for the account of the Seller Parties, other than Transfer Taxes (if any) arising as a result of the Transactions set forth in Schedule 5.5(a); provided, however, that the Purchaser Parties shall bear EUR 5,000,000 of Transfer Taxes relating to the transfer of French-situated Equity Entities or Properties otherwise to be borne by the Seller Parties under this Section 5.5, which amount shall be in addition to the amount of any Transfer Taxes which may be due on the Transactions set forth on Schedule 5.5(a).”

I.	Section 5.5(c). The following shall be added to the Purchase Agreement as new Section 5.5(c) of the Purchase Agreement immediately following Section 5.5(b) of the Purchase Agreement:

“In respect of European situated Equity Entities or Properties, any Transfer Taxes for the account of, or borne by, the Seller Parties pursuant to this Section 5.5 shall be paid, (i) by a Seller Party directly to the relevant Tax Authority so far as permitted by applicable Laws, or (ii) where Transfer Taxes are required to be paid to the relevant Tax Authority by a notary pursuant to applicable Laws, by the concerned Purchaser Party to such notary as part of the Unadjusted Purchase Price to the extent such Transfer Taxes are non-recoverable, or (iii) otherwise shall be paid to a Purchaser Party for payment by such Purchaser Party to the relevant Tax Authority. Any Transfer Taxes for the account of, or borne by, the Purchaser Parties pursuant to this Section 5.5 (except for any Transfer Taxes to be borne by the Purchaser Parties pursuant to Section 5.5(a) in respect of the transfer of French-situated Equity Entities or Properties) shall be paid, (x) by a Purchaser Party directly to the relevant Tax Authority so far as permitted by applicable Laws, in which case the Unadjusted Purchase Price shall not be reduced by such Transfer Taxes, or (y) otherwise shall be paid to a Seller Party for Payment by such Seller Party to the relevant Tax Authority. Where a payment is required between Parties pursuant to this Section 5.5(c), the Parties agree to use their respective Commercially Reasonable Efforts to ensure that payments are made between the Seller Party actually selling the relevant Purchased Interest, Transferred Property or Purchased Commercial Loan and the Purchaser Party actually purchasing such relevant Purchased Interest, Transferred Property or Purchased Commercial Loan by way of an adjustment to the Unadjusted Purchase Price.”

J.	Section 5.6(d). For the avoidance of doubt, the term “refund”, as used in Section 5.6(d) of the Purchase Agreement, shall include refundable tax credits, such as the IRES credit, but only to the extent the Purchaser Parties or the Seller Parties actually receive cash with respect to refundable tax credits (or a refundable tax credit offsets actual tax payable).

K.	Section 5.6(c). Section 5.6(c) of the Purchase Agreement shall be amended and restated in its entirety as follows:

“The Seller Parties shall prepare all Tax Returns of the Purchased Entities and any Subsidiaries thereof for periods ending on or prior to the applicable Closing Date (“Pre-Closing Tax Periods”). All such Tax Returns shall be prepared consistent with the past practices of the Seller Parties unless otherwise required by applicable law. Regarding any such Tax Returns prepared after the Closing Date (except for (x) any Tax Returns to be filed with a Tax Authority in Mexico with respect to income (the “Mexico Tax Returns”), and (y) any Tax Returns related to value added Taxes (the “VAT Tax Returns”)), the Seller Parties shall deliver, or cause to be delivered, to the Purchaser Parties a draft of each such Tax Return (on a stand-alone pro forma basis) at least thirty (30) days before the due date for filing, including any applicable extensions (unless the applicable due date is less than sixty (60) days after the Closing Date, in which case the Seller Parties shall deliver, or cause to be delivered, to the Purchaser Parties such draft Tax Returns within a reasonable time prior to filing). The Purchaser Parties shall have fifteen (15) days from the receipt thereof to provide the Seller Parties with any comments or proposed adjustments to such draft Tax Returns for the Pre-Closing Tax Periods, and any such comments or proposed adjustments shall be considered by the Seller Parties in good faith. Regarding any such Mexico Tax Returns or VAT Tax Returns prepared after the Closing Date, the Seller Parties shall deliver, or cause to be delivered, to the Purchaser Parties a draft of each such Mexico Tax Return or VAT Tax Return (on a stand-alone pro forma basis) at least five (5) Business Days before the due date for filing, including any applicable extensions (unless the applicable due date is less than five (5) Business Days after the Closing Date, in which case the Seller Parties shall deliver, or cause to be delivered, to the Purchasing Parties such draft Mexico Tax Returns or VAT Tax Returns within a reasonable time prior to filing). The Purchaser Parties shall have three (3) Business Days from the receipt thereof to provide the Seller Parties with any comments or proposed adjustments to such draft Mexico Tax Returns or VAT Tax Returns for the Pre-Closing Tax Periods, and any such comments or proposed adjustments shall be considered by the Seller Parties in good faith. The Seller Parties shall timely file, or cause to be timely filed, such Tax Returns (including Mexico Tax Returns and VAT Tax Returns) for the Pre-Closing Tax Periods and timely pay, or cause to be timely paid, all Taxes shown as due thereon.”

L.	Section 5.8(a). Section 5.8(a) of the Purchase Agreement shall be amended and restated in its entirety as follows:

“Except (i) as otherwise provided in this Section 5.8(a), (ii) as set forth on Schedule 5.1(i)(E), or (iii) pursuant to an Alternative Transaction undertaken in accordance with Section 1.5 (specifically including any requirements for consent set forth therein), no election pursuant to Section 338(g) of the Code (or any corresponding provision of state, local, or foreign Tax Law) shall be made with respect to the Transactions contemplated by this Agreement without the prior written consent of the applicable Purchaser Parties and applicable Seller Parties. Any request by any Party to make such election shall be given good faith consideration by the other Party. Notwithstanding anything to the contrary in this Section 5.8(a), the applicable Purchaser Parties shall make a valid and timely election under Section 338(g) of the Code for SOFOM and shall not assign any rights or obligations under this Agreement in such a manner that could reasonably be expected to prevent such election from being valid, effective or timely. Any state or local Transfer Taxes that arise as a result of any election under Section 338(g) of the Code with respect to the Transactions contemplated hereunder shall be governed by Section 5.5 hereof.”

M.	Commercial Backlog Assets. The second sentence of Section 5.23 of the Purchase Agreement shall be amended and restated in its entirety as follows:

“In the event that the Seller Parties elect to fund or sell any Commercial Loan Backlog prior to an applicable Closing (each a “Backlog Asset”), the Purchaser Parties shall have the right, but not the obligation, to acquire such Backlog Asset in accordance with the terms of this Agreement.”

N.	Exercise of Option. The Parties acknowledge and agree that the requirement in Section 6.1 of the Purchase Agreement that the Option be exercised with respect to “all (but not less than all)” was not intended to (a) restrict the sale, disposition or Transfer of the Property listed as “Artemis – Leipzig (LEP)” on Schedule 3 (the “Leipzig Property”), or (b) eliminate the ability of the Seller Parties to exercise the Option in the event of the sale, disposition or Transfer of the Leipzig Property. As such, for purposes of clarity, Section 6.1 of the Purchase Agreement shall be amended to add the following sentence as the final sentence of Section 6.1 of the Purchase Agreement:

“Notwithstanding anything to the contrary contained herein, the sale, disposition or Transfer of the Property listed as “Artemis - Leipzig (LEP)” on Schedule 3 (the “Leipzig Property”) shall not prevent any right of Seller to exercise the Option in accordance with the terms of this Section 6.1 and the Option shall remain exercisable during the Option Period following the sale, disposition or other Transfer of any of the Leipzig Property.”

O.	Deferred Assets.

a.	A new Section 7.1(a)(iii) is hereby added to the Purchase Agreement as follows:

“In the event at any applicable Closing of a Purchased Interest with Underlying Properties located in the United States, a Purchased Entity owns an Excluded Asset and one or more other Underlying Properties, then, in such case, the applicable Purchased Interest shall be deemed a Deferred Asset until the earlier of (1) such time as the Purchased Entity no longer owns the Excluded Asset, or (2) the Seller Parties and the Purchaser Parties have agreed to an alternative manner of Transferring the Purchased Interests or Underlying Properties that are not Excluded Assets to the applicable Purchaser Parties (subject to any required consent of the Operating Partner) (the “Alternative Purchased Interest Structure”).”

b.	A new Section 7.1(b)(iii) is hereby added to the Purchase Agreement as follows:

“With respect to any Purchased Entity that owns Underlying Property located in the United States, in the event an Alternative Purchased Interest Structure is agreed to prior to the Closing Notice Date or the Seller Parties have notified the Purchaser Parties in writing on the Closing Notice Date that a Purchased Interest in a Purchased Entity can be Transferred and such Purchased Entity does not own any Excluded Assets, the applicable Deferral Condition shall be deemed satisfied. In the event the applicable Excluded Assets have not been Transferred from the applicable Purchased Entity on or prior to the Closing Notice Date or an Alternative Purchased Interest Structure has not been agreed to, but the applicable Excluded Assets have been transferred from the applicable Purchased Entity prior to the Closing Date to which the Closing Notice Date relates or an Alternative Purchased Interest Structure has been agreed to, the Purchaser Parties shall have the option to, but will not be required to, close the Transfer of the applicable Purchased Interest on such Closing Date. If the Purchaser Parties do not elect to close the Transfer on such Closing Date, subject to the terms and conditions of this Agreement, the Closing with respect to such Purchased Interest shall be deferred until the next occurring Deferred Closing Date. With respect to any such deferred Purchased Interest with respect to which an Operating Partner has executed a consent, the Buy-Sell Discussion Period shall be delayed and in the event a Closing with respect to such

Purchased Interest has not occurred or an Alternative Purchased Interest Structure is not agreed to on or before October 31, 2015 (except to the extent that the applicable Operating Partner is in breach or default of its obligations under the applicable consent related to the Transactions, in which case, the applicable date shall be the date of such breach or default), the Buy-Sell Discussion Period shall begin on October 31, 2015 and the provisions of Section 7.1(c) shall be applicable (except to the extent that the applicable Operating Partner is in breach or default of its obligations under the applicable consent related to the Transactions, in which case, the applicable date shall be the date of such breach or default).”

c.	Section 2.3(f)(i) of the Purchase Agreement shall be amended and restated as follows:

“Upon receipt of the notice described in Section 2.3(c), the Seller Parties shall have the right, by the date that is ten (10) Business Days after receipt of notice of such Title Objection (or no later than five (5) Business Days prior to the applicable Closing Date, unless the applicable notice of such Title Objection is provided within five (5) Business Days of the applicable Closing Date) or such other date as expressly provided herein, by written notice to the Purchaser Parties with respect to each Property affected by any such Material Title Exceptions, to elect to cure such Material Title Exception in accordance with Section 2.3(h). If the Seller Parties (x) do not elect to cure any Material Title Exception, or (y) in the event the Seller Parties have elected to cure any Material Title Exception and fail to cure in accordance with Section 2.3(h) by the applicable Closing Date, the Purchaser Parties shall have the election to either (A) terminate this Agreement with respect to such Purchased Commercial Loan, Transferred Property, Purchased Entity (if such Purchased Entity owns Underlying Property located outside of the United States) or Underlying Property (if such Underlying Property is located in the United States), in which case such Purchased Commercial Loan, Transferred Property, Purchased Entity or Underlying Property shall be deemed an Excluded Asset, or (B) proceed to Closing with respect to the affected Transferred Property, Purchased Commercial Loan or Purchased Interest; provided, however, that, in the event that the Seller Parties have elected to cure any such Material Title Exception, then the Purchaser Parties shall not be entitled to terminate this Agreement with respect the applicable Purchased Commercial Loan, Transferred Property or Purchased Interests for so long as the Seller Parties shall be using their Commercially Reasonable Efforts to cure such Material Title Exception or any Debt Removal Exception.”

d.	Section 1.1(d) of the Purchase Agreement is hereby amended by adding the words “Underlying Property,” after the words “Transferred Property,” in the first line thereof.

P.	Specific Venture Buy-Sells. The Seller Parties and the Purchaser Parties agree as follows:

a.

for the Purchased Interests listed on Schedule 1 of the Purchase Agreement with respect to the Purchased Entities known as “CCS FUNDING, LLC”, the reference to “May 31, 2015” in Section 7.2(c)(i) of the Purchase Agreement shall be changed to “June 30, 2015 (except to the extent that an agreement (the “CCS Funding Transfer Agreement”) with respect to the sale or Transfer of the interests in the CCS Funding, LLC joint venture to the Operating Partner thereof has been executed on or prior to June 30, 2015, in which case, the applicable Buy-Sell Discussion Period shall commence on the earlier of (i) August 31, 2015, and (ii) the date that is fifteen (15) days following the termination or expiration of the CCS Funding Transfer Agreement).” For the avoidance of doubt, and notwithstanding anything to the contrary contained in the Purchase Agreement, (x) the Purchaser Parties shall not have any obligation to acquire the Properties held by the CCS Funding, LLC joint venture or any Purchased Interest in such joint venture unless either (A) the Autumn Creek Property is included in such sale or (B) the Autumn Creek Property has been sold and any excess proceeds thereof delivered to the Purchaser Parties in accordance with the Sale Consent, (y) subject to clause (x), if the Seller Parties have the right to take control of the CCS Funding, LLC joint venture as of August 31, 2015, the Properties owned directly or indirectly by the CCS Funding, LLC (or otherwise distributed to the Seller Parties) shall be deemed Transferred Properties and the Seller Parties shall cause the Transfer such Transferred Properties to the Purchaser Parties on the next applicable Deferred Closing Date (or such later Deferred Closing Date on which all consents have been received for the Seller Parties to Transfer such Properties to the Purchaser Parties), and (z) if the Seller Parties do not have the right to take control of the CCS Funding, LLC and CCS Funding, LLC has either sold the Autumn Creek Property and delivered proceeds thereof to the Purchaser Parties pursuant to the consent executed by Seller Parties and Purchaser Parties as of the date hereof (the “Sale Consent”) or the Autumn Creek Property is still owned by the CCS Funding, LLC joint venture.

b.	in the event the Seller Parties and the Purchaser Parties enter into a consent with the partner in JPI Lifestyle Apartment Communities, L.P. (the “JPI JV”) pursuant to the terms of which the Seller Parties and the partner in the JPI JV agree to Transfer the Underlying Properties in the JPI JV in fee, such Underlying Properties shall be considered Transferred Properties for all purposes under the Purchase Agreement, excluding the provisions of Article III and Section 5.1 thereof. In connection with the foregoing, if, the consent of the ground lessor with respect to the Underlying Property known as Jefferson at Inigo Crossing (the “Inigo Property”) is not obtained and pursuant to any consent signed with respect to the JPI JV, the JPI JV transfers to the Purchaser Parties the interests the JPI JV holds in the Equity Entity that holds a real estate interest in the Inigo Property, such Underlying Property shall remain an Underlying Property and the interests in the Equity Entity that holds a real estate interest in such Underlying Property shall be considered Purchased Interests for all purposes under this Agreement, excluding the provisions of Article III and Section 5.1 hereof.

c.	the reference to “May 31, 2015” in Section 7.2(c)(i) of the Purchase Agreement shall be changed to “July 16, 2015”.

Q.	Italian SGR Closing. The following shall be added to the Purchase Agreement as new Section 7.4 of the Purchase Agreement immediately following Section 7.3 of the Purchase Agreement:

“7.4 Italian SGR. The Parties acknowledge and agree that (a) the Purchaser Parties intend, pursuant to Section 12.9 hereof, to designate as a Purchaser Party Designee of those certain Properties listed as Rome – via Veneziani A B C D and Medici – Milan – via Cardano on Schedule 2 (collectively, the “Italian SGR Assets”) a newly formed real estate fund (the “New Fund”) that will be created and managed by an Italian regulated asset management company (società di gestione del risparimio) (the “SGR”), approved and duly enrolled with the register kept by the Bank of Italy, and (b) the New Fund will not be established and be fully operational before the Initial Equity Closing Date. The Seller Parties and the Purchaser Parties hereby agree that (i) the Purchaser Parties hereby waive (x) all rights to designate the Italian SGR Assets as “Designated Equity Assets” under this Agreement, (y) other than with respect to any Material Title Exception caused by the Seller Parties or their Affiliates after July 14, 2015, all rights and remedies under Section 2.4 with respect to the Italian SGR Assets, and (z) all rights and remedies related to the termination of the Agreement with respect to the Italian SGR Assets under Section 2.3 as a result of any Material Title Exception; (ii) the Purchaser Parties hereby waive as of the Initial Equity Closing Date each of the conditions under Section 9.4(a) with respect to the Italian SGR Assets and in no event shall the Purchaser Parties be entitled to delay the Deferred Closing on the Italian SGR Assets as a result of the failure of such condition to be satisfied; (iii) as of the Initial Equity Closing Date, the Italian SGR Assets shall constitute Deferred Assets for purposes of this Agreement; and (iv) as of each Deferred Closing Date occurring after the Initial Equity Closing Date, the Italian SGR Assets shall continue to constitute Deferred Assets unless the Purchaser Parties shall have previously provided notice to the Seller Parties that the New Fund has been established and is fully operational, provided, however, that, notwithstanding anything to the contrary in this Agreement, the Deferred Closing with respect to the Italian SGR Assets shall occur no later than September 30, 2015 (regardless of whether the New Fund and SGR have been established and has become fully operational and regardless of whether a Deferred Closing is otherwise scheduled for September 30, 2015), which date may be extended to October 31, 2015 in the Seller Parties’ sole discretion.”

R.	Italian Retail Closing. The following shall be added to the Purchase Agreement as new Section 7.4 of the Purchase Agreement immediately following Section 7.3 of the Purchase Agreement:

“7.5 Italian Retail. The Seller Parties have requested that, in lieu of the Purchaser Parties purchasing the Purchased Interests described as Gran Commercio Srl on Schedule 1 of the Purchase Agreement, the Purchaser Parties instead acquire the Interests in GE Real Estate Italia Retail S.r.l (“GE Italia” and the Interests therein, the “GE Italia Interests”) on August 5, 2015 (the “Italian Retail Closing Date”). The Seller Parties shall provide all Diligence Materials in respect of GE Italia as reasonably requested by the Purchaser Parties, and the Purchaser Parties shall perform due diligence on GE Italia. If such diligence is completed to the satisfaction of the Purchaser Parties (in their sole and absolute discretion) prior to the Italian Closing Date, then the Parties agree that the Purchaser Parties shall acquire the GE Italia Interests on the Italian Closing Date and the Parties shall enter into any agreements (including any side letters or amendments to the Purchase Agreement) required to memorialize such purchase. If such diligence is not complete to the satisfaction of the Purchaser Parties by the Italian Closing Date, then either (a) the Parties shall defer the Italian Closing Date to a date mutually agreed upon by the parties or (b) the Purchaser shall purchase the Purchased Interests described as Gran Commercio Srl, as originally contemplated in the Purchase Agreement, on the Italian Closing Date.

S.	Initial Debt Closing Date. Section 9.1(a) and Section 9.1(b) of the Purchase Agreement shall be amended and restated in their entirety as follows:

“(a) The Initial Debt Closing Date occurred on May 20, 2015.

(b) The Initial Equity Closing shall occur on July 15, 2015 (the “Initial Equity Closing Date”). For purposes of this Agreement the “Applicable Initial Closing Date” shall mean the Initial Equity Closing Date or the Initial Debt Closing Date as the context requires.”

T.	Certain Governmental and Regulatory Approvals.

a.	The following shall be added to the Purchase Agreement as a new sentence at the end of Section 9.2(a)(ii) of the Purchase Agreement:

“For the avoidance of doubt, it shall be a condition to each Party’s obligation to effect the Transaction in respect of the Property listed as Silver Forum; ul. Strzegomska 2-4, Wroclaw, Poland on Schedule 2 (the “Polish Property”) that either (x) a tax ruling by the applicable Polish tax authorities shall have been issued to each of the Purchaser Parties and the Seller Parties (the “Polish Tax Rulings”), or (y) the applicable waiting period under the applicable Polish tax regulations (plus five (5) extra Business Days) shall have expired.”

b.	For purposes of this Section, a “Negative Ruling” means a Polish Tax Ruling which does not acknowledge the interpretation of the sale presented in a Party’s application submitted to the Polish tax authorities prior to the date hereof. In the event that one (but not both) of the Polish Tax Rulings is a Negative Ruling, the Parties acknowledge and agree that in such case (1) the Seller Parties shall issue a VAT invoice to the Purchaser Parties and the Purchaser Parties shall pay such amount to the Seller Parties and the Seller Parties shall pay such amount to the applicable Polish tax authorities and (2) the Purchaser Parties shall also pay an amount equal to the transfer tax due pursuant to the Negative Ruling to the applicable Polish tax authorities. The Seller Parties shall pay an amount equal to the amount of such transfer tax to the Purchaser Parties as per the relevant Closing Statement in respect of the Polish Property pursuant to which the net proceeds receivable by the Seller Parties shall be the Unadjusted Purchase Price less such transfer tax.

c.	In the event that either or both of the Polish Tax Rulings is a Negative Ruling, the Parties agree to use commercially reasonable efforts to (i) appeal (and to cooperate with each other to appeal) any Negative Ruling, (ii) cooperate with each other to obtain refunds of any Taxes found to not have been due and payable following any such appeal (whether such Taxes constitute transfer taxes or VAT).

d.	(i) If at any time the Seller Parties receive a refund of VAT paid on the transaction, the Seller Parties agree to pay such amount to the Purchaser Parties, and (ii) if at any time the Purchaser Parties receive a refund of transfer taxes paid on the transaction, the Purchaser Parties agree to pay such amount to the Seller Parties, provided that in respect of either (i) or (ii) above, the Parties agree to consult with one another regarding the most efficient method to make such payments. Further, the Purchaser Parties shall not be liable to pay VAT to the extent the Transfer of the Polish Property is found as a result of both of the final Polish Tax Rulings or appeals to be subject to Transfer Tax unless such VAT has already been paid to the tax authorities and a refund is not successfully obtained after each party using commercially reasonable efforts.

U.	Certain Deferred Closing Dates with respect to Purchased Commercial Loans. Pursuant to Section 9.5(b) of the Purchase Agreement, the Seller Representative (on behalf of the Seller Parties) and the Purchaser Representative (on behalf of the Purchaser Parties) mutually acknowledge and agree that (in addition to any other Deferred Closing) a Deferred Closing with respect to Purchased Commercial Loans occurred on each of the following dates: May 28, 2015, June 4, 2015, June 11, 2015, June 23, 2015, June 30, 2015 and July 9, 2015.

V.	Outside Debt Date. Clause (x) of Section 10.4(c) of the Purchase Agreement shall be amended and restated in its entirety as follows:

“(x) with respect to any Purchased Commercial Loan, the applicable Deferred Closing shall not have occurred on or prior to the Outside Debt Date (or, in the case of any Purchased Commercial Loans in France, the date that is the later of (A) thirty (30) days following the conclusion of the consultations with the Works Councils or Employee Representative Bodies in France, and (B) thirty (30) days following the receipt of all applicable approvals under Antitrust Laws (but, in no event, later than March 31, 2016));”

W.	Outside Equity Asset Date. Clause (y) of Section 10.4(c) of the Purchase Agreement shall be amended and restated in its entirety as follows:

“(y) with respect to any Equity Asset, the applicable Deferred Closing shall not have occurred on or prior to the Outside Equity Date (or (1) in the case of Equity Assets in France, the date that is the later of (A) thirty (30) days following the conclusion of the consultations with the Works Councils or Employee Representative Bodies in France, (B) thirty (30) days following the receipt of all applicable approvals under Antitrust Laws, and (C) thirty (30) days following the receipt or waiver of any applicable Pre-Emptive Rights with respect to the applicable Equity Assets (but, in no event, later than March 31, 2016), or (2) in the case of any Equity Assets that are Purchased Interests with respect to which the Buy-Sell Discussion Period commences on or after July 16, 2015, the later of (i) February 15, 2016, and (ii) the earlier of (a) the date on which the applicable Purchased Interest is transferred to the Operating Partner, or (b) if a Seller Party takes ownership of the applicable Underlying Properties and such Underlying Properties become Transferred Properties, the date on which all consents have been received for the Seller Parties to Transfer such Properties to the Purchaser Parties).”

X.	Section 11.3. Section 11.3 of the Purchase Agreement shall be amended to add the following as new Section 11.3(g):

“(g) Post-Closing Taxes.”

Y.	Section 11.4. Section 11.4 of the Purchase Agreement shall be amended and restated in its entirety as follows:

“The Parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Unadjusted Purchase Price, unless otherwise required by Laws (including by a determination of a Tax Authority that, under applicable Laws, is not subject to further review or appeal). The Parties agree to use their respective Commercially Reasonable Efforts to ensure that any such payments are made between the Seller Party actually selling the relevant Purchased Interest, Transferred Property or Purchased Commercial Loan and the Purchaser Party actually purchasing such relevant Purchased Interest, Transferred Property or Purchased Commercial Loan.”

Z.	Section 12.9. Section 12.9 of the Purchase Agreement shall be amended and restated in its entirety as follows:

“This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and permitted assigns. Neither this Agreement, nor any of the rights, interests or obligations under this Agreement, may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any attempted or purported assignment in violation of this Section 12.9 shall be null and void and of no force or effect. Notwithstanding the foregoing, (a) the Seller Parties shall have the right to assign or delegate, in whole or in part, by operation of law or otherwise, any of its rights, interests or obligations under this Agreement to any Affiliate of the Seller Parties, provided that no such assignment or delegation shall release any Seller Party from its obligations hereunder; (b) the Purchaser Parties shall have the right to designate one or more Purchaser Party Designees as an assignee or delegatee of any of its rights, interests or obligations under this Agreement on or at any time following the date hereof, and such Purchaser Party Designees shall purchase, acquire and take title to any or all of the Purchased Interests, Transferred Properties or Purchased Commercial Loans by notice to the Seller Parties given at least ten (10) Business Days prior to the Closing, provided that there is no increase in the costs borne by the Seller Parties under Section 12.13 (unless paid by the Purchaser Parties); and provided further that no such assignment or delegation shall release any Purchaser Party from its obligations hereunder; and (c) the Purchaser Parties shall have the right to collaterally assign their rights in this Agreement to any lender.”

AA.	Exhibit A.

a.	Exhibit A to the Purchase Agreement shall be amended to add the following definitions to Exhibit A of the Purchase Agreement in alphabetical order:

““Post-Closing Taxes” means any and all liability for income Taxes (including, for the avoidance of doubt, penalties and interest imposed in connection with such Taxes) of Soldeva Grupo DE Inversiones 2006 SL (including secondary liability for such Taxes imposed on GE Real Estate Iberia S.A.) for any period beginning after the applicable Closing Date and the portion of any Straddle Tax Period beginning on the Closing Date (except to the extent such Taxes are accounted or adjusted for in a proration, calculation or other adjustment under Section 1.4) to the extent such liability for such Taxes relates to or arises as a result of the denial by applicable Tax Authorities of Tax deductions for interest expenses incurred in connection with the Revolving Credit Agreement dated July 13, 2015 by and between SOLDEVA GRUPO DE INVERSIONES 2006, S.L., as borrower, and GE REAL ESTATE IBERIA, S.A., as lender, or in connection with any future loan or credit agreement to be granted to SOLDEVA GRUPO DE INVERSIONES 2006, S.L. that refinances such Revolving Credit Agreement.”

b.	The definition of “Excluded Liabilities” set forth on Exhibit A to the Purchase Agreement is hereby amended to add the following as clauses (f) and (g) of such definition:

“(f) relating to any Action alleging that any necessary corporate approvals required to Transfer certain Properties directly or indirectly owned by General Electric Real Estate Iberia, S.A. to the applicable Purchaser Parties were not properly obtained.

(g) relating to the Soldeva Proceeding.”

BB.	Schedule 3.8(a). Schedule 3.8(a) to the Purchase Agreement shall be amended and restated in its entirety as set forth on Schedule A attached hereto.

CC.	Confidentiality Agreement. The date of the Confidentiality Agreement described in Section 5.4(a) of the Purchase Agreement shall be amended to correctly reflect that the date of such Confidentiality Agreement is “March 11, 2015”.

DD.	Designation of Purchased Commercial Loans. In accordance with Section 12.9 of the Purchase Agreement (and subject to the terms and conditions thereof), the Purchaser Parties hereby designate (i) the one or more direct or indirect subsidiaries of Blackstone Mortgage Trust Inc. as set forth on Schedule D to acquire the Purchased Commercial Loans set forth on Schedule D, and (ii) one or more direct or indirect subsidiaries of the fund commonly known as Blackstone Real Estate Debt Strategies (or an alternative investment vehicle thereof) to acquire the Purchased Commercial Loans set forth on Schedule E (the “BREDs Loans”). The Purchaser Parties shall provide the Seller Parties with the names of the entity that will acquire each BREDs Loan at least three (3) Business Days prior to the applicable Closing.

EE.	Designation of Kimco. In accordance with Section 12.9 of the Purchase Agreement (and subject to the terms and conditions thereof), the Purchaser Parties hereby designate Strategic Partners Real Estate VI Investments, L.P. (Series A) or one or more direct or indirect subsidiaries thereof to acquire the Kimco Interest.

FF.	Insurance Cooperation. From the date hereof until, with respect to any Purchased Commercial Loan in the United States, the date that is sixty (60) days following the Closing of such Purchased Commercial Loan (but in no event later than August 31, 2015) (such period, the “Insurance Cooperation Period”), the Seller Parties hereby agree (solely to the extent the Seller Parties have the ability to take such action under the applicable insurance policy and have personnel available to assist with such matter) to reasonably cooperate with the Purchaser Parties during the applicable Insurance Cooperation Period with respect to any insurance matters requested by the Purchaser Parties to be taken (including delivery of all notices received by the Seller Parties from an insurance carrier and cooperation is making and settlement of claims) in connection with such Purchased Commercial Loan in the United States. The obligations of the Seller Parties in this Paragraph FF shall survive the Closing until the expiration of the Insurance Cooperation Period.

GG.	Determination of GECC Composite Commercial Paper Rate. Following the Closing of the Purchased Commercial Loan commonly known as “Carlyle MHP Portfolio”, for so long as such Purchased Commercial Loan provides for the calculation of interest based on the “GECC Composite Commercial Paper Rate” and such rate is available, the Seller Parties hereby agree that within (five) 5 Business Days of the applicable Closing and by the 5th day of each calendar month thereafter until the maturity date of such Purchased Commercial Loan to provide the Purchaser Parties the information necessary to complete such calculation. The obligations of the Seller Parties in this Paragraph GG shall survive the Closing.

HH.	6060 Office Building Extension Fee. The Seller Parties and the Purchaser Parties acknowledge and agree that in connection with the Closing of the Purchased Commercial Loan commonly known as “6060 Office Building” (the “6060 Loan”) the Purchaser Parties received a credit equal to (i) $124,704.12, representing twenty-five percent (25%) of the exit fee that the Obligor under the 6060 Loan paid to the applicable Seller Party in connection with the extension/modification of the 6060 Loan and (ii) $41,864.27, representing the extension fee previously paid to the applicable Seller Party by the Obligor under the 6060 Loan.

II.	Certain Cooperation. From and after the applicable Closing Date until December 31, 2015, but only for so long as the Purchaser Parties have an interest in and the ability to Control such Equity Asset or Purchased Entity, with respect to any Equity Asset or Purchased Commercial Loan (which in the case of the Purchased Commercial Loans shall be limited to legal fees and other third-party borrower-reimbursable costs incurred by the Seller Parties prior to the Closing of the applicable Purchased Commercial Loan), the Purchaser Parties shall (a) reasonably cooperate with the Seller Parties to invoice and accept payments from the applicable third party in connection with such invoice (without any obligation to engage a collection agency, send any demand notice (it being agreed that an invoice shall not constitute a demand notice), sue any third party, exercise any legal remedies under any applicable Contract or incur any expenses (other than de minimis expenses) over and above the expense of invoicing) any amounts payable by an Obligor or other third party to the Seller Parties or any Equity Entity for periods prior to the applicable Closing Date with respect to the Transferred Equity Asset or Purchased Commercial Loan, and (b) to the extent that any such amounts are received by any Purchaser Party or Affiliate thereof and the Seller Parties are entitled to such amounts under the Agreement, to promptly pay such amounts to the applicable Seller Party.

JJ.	Cooperation Regarding Certain Guarantees. For a period of six (6) months after the applicable Closing Date with respect to the Transfer of the GERED Interests to the applicable Purchaser Party, the Purchaser Parties shall continue to cooperate with the Seller Parties, and use their commercially reasonable efforts, to cause the beneficiary of that certain guarantee dated 23 December 2013 (the “Fetter Lane Guarantee”) of GE Capital Corporation (Investment Properties) Limited (the “Fetter Lane Guarantor”) as guarantor in favour of Macfarlanes LLP as beneficiary in relation to the obligations of GERED under an agreement for lease relating to the lower ground, upper ground and first to fourth floors (inclusive), 98 Fetter Lane, London EC4 to release, novate or otherwise discharge in writing GE Capital Corporation (Investment Properties) Limited from all of its obligations under such Fetter Lane Guarantee (the “Fetter Lane Release”) first arising or accruing from and after the Closing Date. Such cooperation shall include, without limitation, the execution by the applicable Purchaser Party or Affiliate thereof (the “Replacement Guarantor”) of a replacement guarantee on the same terms as the existing Fetter Lane Guarantee, it being acknowledged and agreed that any such Replacement Guarantor shall be Kensington UK Holdco Sarl or, at the option of the Purchaser Parties, an entity which has equivalent financial substance to Kensington UK Holdco Sarl and the identity of which shall have been approved by Macfarlanes LLP. In addition, within three (3) Business Days of the Closing on the Fetter Lane Property (or Purchased Interests relating thereto) (the “Fetter Lane Closing”), Kensington UK Holdco Sarl (the “Fetter Lane Indemnitor”) and the Fetter Lane Guarantor shall enter into a side letter pursuant to which the Fetter Lane Indemnitor shall indemnify the Fetter Lane Guarantor in respect of all Liabilities first arising or accruing under the Fetter Lane Guarantee after the Fetter Lane Closing, which indemnification obligation shall automatically terminate upon the occurrence of the Fetter Lane Release.

KK.	Seller Parties’ Cooperation. The following shall be added to the Purchase Agreement in Section 2.3(d) of the Purchase Agreement as an additional sentence at the end of Section 2.3(d) of the Purchase Agreement:

“Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in no event shall any Seller Party be required to provide to the Title Company or any Purchaser Party any title affidavit, certification or indemnity in connection with any “non-imputation” endorsement or otherwise with respect to any Property that is Transferred to any of the Purchaser Parties or any Affiliates thereof by any Joint Venture or any Subsidiary thereof and for which a consent was executed by the applicable JV partner.”

LL.	Notices. The notice information for the Purchaser Parties set forth in Section 12.4 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“if to the Purchaser Parties to:

c/o The Blackstone Group

345 Park Avenue, 42nd Floor

New York, New York 10154

Attention: William Stein and Judy Turchin

Facsimile: 212-583-5202

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10154

Attention: Krista Miniutti

Facsimile: 212-455-2502”

MM.	Schedule A-3(a). Schedule A-3(a) to the Purchase Agreement shall be amended and restated in its entirety as set forth on Schedule G attached hereto.

NN.	Certain Equity Assets. Schedule 1 to the Purchase Agreement shall be amended such that the Unadjusted Asset Purchase Price Amounts for each of the Equity Assets described on Schedule H-1 attached hereto shall be replaced with the Unadjusted Asset Purchase Price Amount set forth opposite the name of each such Equity Asset on Schedule H-1 attached hereto. Schedule 2 to the Purchase Agreement shall be amended such that the Unadjusted Asset Purchase Price Amounts for each of the Equity Assets described on Schedule H-2 attached hereto shall be replaced with the Unadjusted Asset Purchase Price Amount set forth opposite the name of each such Equity Asset on Schedule H-2 attached hereto.

OO.	Free Rent Credit. The Seller Parties and the Purchaser Parties hereby agree that notwithstanding anything to the contrary in the Purchase Agreement (including, without limitation, Section 1.4(h)(i) of the Purchase Agreement), (i) the credit the Purchaser Parties shall receive for free rent obligations with respect to all Equity Assets other than the Option Assets shall be $20,000,000, which amount (x) shall be credited to the Purchaser Parties at the Initial Equity Closing against the amounts otherwise payable by the Purchaser Parties to the Seller Parties and (y) shall be allocated $17,500,000 to one or more Equity Assets situated in the United States and $2,500,000 (or the equivalent amount in local currency) to one or more Equity Assets situated in Europe and (ii) the credit the Purchaser Parties shall receive for free rent obligations with respect to each Option Asset shall be two-thirds of the free rent obligations that would otherwise be credited to the Purchaser Parties pursuant to the Purchase Agreement, which amount shall be credited to the Purchaser Parties at the Closing of the applicable Option Asset. Except for the adjustments described in clause (i) and clause (ii) of this Paragraph OO, there shall be no further credits or adjustments of any kind at any time with respect to free rent obligations pursuant to Section 1.4(h)(i) of the Purchase Agreement or otherwise with respect to any Equity Assets (other than Option Assets pursuant to clause (ii)) and the applicable free rent credit for all Equity Assets (other than Option Assets) shall not be subject to true-up, arbitration or dispute of any kind.

PP.	Exhibit B. Exhibit B to the Purchase Agreement shall be supplemented by adding the “Supplement to Exhibit B-Employment Matters” attached hereto as Schedule I (the “Supplement”). For the avoidance of doubt, the Supplement is entered into by the Seller Parties and their respective Affiliates and Wells Fargo Bank NA and/or any of its Affiliates, as a Purchaser Party Designee under the Purchase Agreement (“Wells Fargo”) only and all other Purchaser Parties (and their respective Affiliates) are not party to this Supplement. Notwithstanding anything contained in the Supplement to the contrary, the rights and obligations of the Purchaser Parties (other than Wells Fargo) pursuant to the Purchase Agreement (including Exhibit B thereto) shall not be affected by the terms of this Supplement.

QQ.	Schedule 5.5(b). Section 9 of the subsection of Schedule 5.5 (b) of the Purchase Agreement entitled “UK Tax Matters” shall be amended and restated as follows:

“9. The Parties agree and acknowledge that the Equity Entity (and the other entities, in the event that they become Equity Entities as the result of an Alternative Transaction in accordance with Section 1.5 of the Agreement) listed in paragraph 12 below shall notify the Initial Equity Closing Date as its accounting reference date and thus bring to an end the period of account for UK corporation tax purposes then current as at such date; such periods of account shall accordingly be Pre-Closing Tax Periods for the purposes of Section 5.6(c) of the Agreement and there shall be no Straddle Tax Periods for such Equity Entity (or other entities, if applicable). The Seller Parties shall within 60 days of the Closing Date prepare the accounts of such Equity Entity (and other entities, if applicable) for the period ending on that date and the Purchaser Parties shall procure that the relevant Equity Entity shall instruct KPMG LLP of 15 Canada Square, London (the “Auditors”) to undertake an audit in respect of such accounts. The Parties shall liaise with the Auditors with the intention that the said accounts be signed by the Auditors and on behalf of the relevant Equity Entity (and other entities, if applicable) within 90 days of the Closing Date.”

RR.	Certain Purchaser Party Designees. Notwithstanding anything to the contrary contained in the Purchase Agreement (including Section 12.15 thereof), (i) the obligations of the Purchaser Parties set forth on Schedule F attached hereto (the “Core SPEs”) under the Purchase Agreement shall be several and only relate to the Equity Assets acquired by each such Core SPE, and (ii) the Core SPEs shall have no obligation or liability under the Purchase Agreement with respect to the Termination Fee, including pursuant to Section 10.3 and Section 10.5(a) thereof.

SS.	Certain Amounts in Spain. The Parties acknowledge and agree that, with respect to certain Equity Assets situated in Spain, a credit in the amount of €2,138,889.29 or the actually credited amounts with respect to cash deposits (the “Security Deposit Credit”) related to certain tenant security deposits (and which tenant security deposits either shall be transferred to the applicable Purchaser Party or are retained for the benefit of the applicable landlord and tenant with the applicable Governmental Entities) was erroneously deducted by the Purchaser Parties in the applicable Initial Closing Statements at the Initial Equity Closing. To correct such error, the Purchaser Parties hereby agree that, within ten (10) Business Days following the Initial Equity Closing, the Purchaser Parties shall pay to the applicable Seller Parties in Spain an amount equal to the Security Deposit Credit and the Parties hereby agree that the Security Deposit Credit shall be subject to the provisions of Section 1.4(i) of the Purchase Agreement.

TT.	Effect. From and after the date of this Letter Agreement, each reference in the Purchase Agreement to “this Agreement” shall mean the Purchase Agreement, as amended pursuant to this Letter Agreement. In the event of any inconsistencies between this Letter Agreement and the Purchase Agreement, the terms of this Letter Agreement shall govern.

UU.	Governing Law. This Letter Agreement will be governed by, and construed and enforced in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable conflicts of law principles thereof.

VV.	Counterparts. This Letter Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Letter Agreement may be executed by facsimile signature or in portable document format (PDF).

WW.

Entire Agreement. Except as specifically amended by this Letter Agreement, the Purchase Agreement remains in full force and effect and is hereby ratified and confirmed by the Parties. The Purchase Agreement (including all exhibit and schedules thereto), as amended by this Letter Amendment, constitutes the entire agreement of the Parties and their respective Affiliates and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in full force and effect in all respects, except to the extent modified by the provisions of Section 12.1 of the Purchase Agreement.

[The remainder of this page is intentionally left blank.]

Please confirm your agreement and consent with the foregoing by signing and returning one copy of this Letter Agreement to the undersigned, whereupon this Letter Agreement shall become a binding agreement among the Parties.

Sincerely,

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Douglas A. Ewing
Name:	Douglas A. Ewing
Title:	Authorized Signatory

Agreed to, acknowledged and accepted as of the date first written above:

PURCHASER REPRESENTATIVE

BRE IMAGINATION HOLDCO LLC, a Delaware limited liability company

By:	/s/ Tyler Henritze
Name:	Tyler Henritze
Title:	Senior Managing Director and Vice President

cc:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10154
Attention: Krista Miniutti